UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 7, 2013

Capella Education Company
(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55,402
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure
Effective the fourth quarter of fiscal year 2012, we revised the classification of certain operating expenses. We believe these changes provide more meaningful insights into our operations and mirror industry practices. We have revised the classification of our previously reported Consolidated Statements of Income to conform to the current year presentation. These revised classifications had no effect on previously reported revenue, operating income, net income attributable to Capella Education Company or earnings per share. The primary changes include:

•
Disaggregating admissions advisory expenses. These expenses were previously combined with marketing and promotional expenses and primarily relate to costs of our enrollment counselors and services that support the admissions process;

•	Revising the classification of bad debt expense from general and administrative to instructional costs and services expense; and

•
Revising the classification of human resources expense, which was allocated to each of instructional costs and services, marketing and promotional, and general and administrative, to now being allocated solely to general and administrative expense.

Financial information for each of the first three quarters for fiscal 2012, the four quarters for fiscal 2011, and annually for fiscal 2010 and 2011, as previously reported and as reclassified, is available on our website at www.capellaeducation.com in the investor relations section under financial tables.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: February 7, 2013	By	/s/ Steven L. Polacek
Steven L. Polacek
Senior Vice President and Chief Financial Officer